Exhibit 99.1

Alaska Communications Appoints Carol G. Mills to Board of Directors

ANCHORAGE, Alaska--(BUSINESS WIRE)--September 16, 2013--Alaska Communications (NASDAQ:ALSK), Alaska’s leading broadband solutions company, today announced that Carol G. Mills, a Silicon Valley veteran, will join its board of directors.

Mills brings more than 30 years experience in the enterprise software and technology sector to the Alaska Communications board of directors. Mills also serves on the board for Xactly Corporation, a cloud-based incentive compensation and performance management solutions company. She previously served on the boards of Adobe Systems, Blue Coat Systems and Tekelec Corporation. Prior to these roles she served in leadership roles at Hewlett-Packard, Acta Technology and Juniper Networks. She holds a master’s in business administration from Harvard University and Bachelor of Arts degree from Smith College.

“We are very excited to add Carol to our board,” said Ned Hayes, Alaska Communications chairman of the board, and Anand Vadapalli, Alaska Communications president and chief executive officer. “Her management and board expertise in the technology sector, including computing hardware, software and telecommunications will bring great value to our board, customers and shareholders as we continue to focus on bringing managed services to consumers and businesses in Alaska.”

“I look forward to joining the Alaska Communications’ team and serving on the board,” said Mills. “Alaska Communications has demonstrated bold thinking and an ability to perform on its business plan. I look forward to working with my fellow board members and the management team to drive further growth and value creation.”

About Alaska Communications

Alaska Communications is a leading provider of advanced broadband solutions for businesses and consumers in Alaska. We operate a highly reliable, advanced statewide data and voice network with the latest technology and the most diverse undersea fiber optic system connecting Alaska to the contiguous United States. For more information, visit www.alaskacommunications.com or www.alsk.com.

CONTACT:
Alaska Communications
Heather Cavanaugh, 907-564-7722